Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-85830, 333-129011, 333-145459, 333-154522, 333-164230 and 333-212998 on Form S-8 of our report dated June 29, 2026, relating to the financial statements of International Paper Company Salaried Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Memphis, Tennessee
June 29, 2026